Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392, 333-248630, 333-256291, 333-268743 and 333-274486) on Form S-8 and (Nos. 333-227127, 333-228398 and 333-259454) on Form S-3 of Lantronix, Inc. of our report dated March 29, 2024, relating to our audit of the financial statements of the Lantronix, Inc. 2013 Employee Stock Purchase Plan, as amended, which appears in this Annual Report on Form 11-K of Lantronix, Inc. 2013 Employee Stock Purchase Plan, as amended, for the year ended December 31, 2023.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

March 29, 2024